COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS BASIC MUNICIPAL BOND PORTFOLIO AND THE
LEHMAN BROTHERS MUNICIPAL BOND INDEX

EXHIBIT A:

                   LEHMAN              DREYFUS
                  BROTHERS              BASIC
 PERIOD          MUNICIPAL            MUNICIPAL
                 BOND INDEX *       BOND PORTFOLIO

 5/6/94             10,000              10,000
8/31/94             10,244              10,414
8/31/95             11,152              11,278
8/31/96             11,736              11,974
8/31/97             12,821              13,294
8/31/98             13,930              14,594

* Source: Lehman Brothers